Microsoft Word 10.0.6754;EXHIBIT (8)(b)

                        ADMINISTRATIVE SERVICES AGREEMENT

                                     between

                 TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY

                                       and

                       STATE STREET BANK AND TRUST COMPANY

                                       for

                     FIXED AND/OR VARIABLE ANNUITY CONTRACTS

ADMINISTRATIVE SERVICES AGREEMENT



AGREEMENT made as of the 28th day of January, 1991, by and between Transamerica Life Insurance and Annuity Company, a corporation having its principal office and place of business at 1150 South Olive, Los Angeles, California 90015-2211 (the "Insurance Company") and STATE STREET BANK AND TRUST COMPANY, a Massachusetts Trust Company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank" ).

BACKGROUND

The Insurance Company is in the business of issuing annuity contracts in the form(s) identified as Exhibit A attached hereto (each form of contract a "Policy" and tl1e contract with each contract owner a "Contract"). The Contracts under each Policy will be funded through investments held in the accounts identified in Exhibit A by the name of such Policy (collectively, the "Accounts" and any such account other than the Insurance Company's general account, a "Separate Account"). If the investments in any Separate Account are shares of an investment company or companies (collectively, "Investment; Companies" and each an "Investment Company"), such Investment Company is (or Companies are) identified in Exhibit A.

The Insurance Company desires to appoint and retain the Bank as its agent to perform the administrative services set forth in this Agreement and the Bank desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants contained in the Agreement, the parties agree as follows:

Article 1 Appointment as Agent

         1.01 Subject to the terms and conditions set forth in this Agreement, the Insurance Company hereby appoints and retains the Bank, and the Bank agrees to act as the Insurance Company's agent to perform the administrative services set forth in Exhibit B attached hereto with respect to the Contracts under each Policy, for the term, if any, of one year (the "Initial Term") and thereafter until terminated as hereafter provided.

Additional functions and/or procedures; can be included within Exhibit B at any time upon mutual written consent. Such consent shall not unreasonably be withheld.

Article 2 Fees and Expenses

         2.01 The Insurance Company shall pay the Bank fees in the amount set forth in Exhibit C hereto. Such fees are effective for the Initial Term, and the appropriate fees shall continue annually until this Agreement is terminated pursuant to Section 7.01 hereof, or until changed as agreed upon in writing each year thereafter. The fees consist of:

         a) An Establishment fee that is payable by the Insurance Company once and is payable during the Initial Term;

         b) A Special programming fee that is payable only if special programming is requested by the Insurance Company and is payable after the programming is completed in the amount and manner agreed to in writing by the Insurance Company;

         c) Contract Issuance Fee that is payable once for each contract and is payable the month after that contract is issued;

         d) PAC Processing Fee that is payable monthly only if the Insurance Company authorizes in writing PAC as a payment method;

         e) Asset Balancing Fee payable for each fund monthly.

         f) Contract fee. The contract fee is either the Minimum Fee or the Annual Fee, whichever is greater. The Minimum Fee is a monthly fee payable by the Insurance Company each month this agreement is in effect. The Annual Fee is a yearly amount payable by the Insurance Company one-twelfth (1/12th) thereof in arrears on the first day of each month following the month the contract is issued as determined by the Policy Date and thereafter for each month such contract is in effect when the contract's policy value is zero, the contract will be deemed no longer in effect and no fee shall be payable for the contract subsequent to the month the contract's policy value became zero.

         2.02 In addition to the fees payable pursuant to Section 2.01 hereof, the Insurance Company shall reimburse the Bank for all out-of-pocket expenses occurred by the Bank in connection with the services set forth in Exhibit B hereto or requested by the Insurance Company. Reimbursement for any such expense shall be made promptly after notice from the Bank that such expense was incurred and in any event within thirty days thereafter. Notwithstanding the foregoing, the Insurance Company shall advance the cost of postage for mailings to contract owners or annuitants generally under any Policy (e.g., proxies, annual reports, tax information) at least seven (7) days prior to the mailing date specified by the Insurance Company or required by law.

Article 3         Representations and Warranties of the Bank

The Bank represents and warrants to the Insurance Company that:

     3.01 It is a trust company duly organized and existing in good standing under the laws of the Commonwealth of Massachusetts.

     3.02 It is duly qualified to carryon its business in the Commonwealth of Massachusetts.

     3.03 It has the power and authority under the laws of the Commonwealth of Massachusetts al1d under its charter and by- laws to enter into and perform the administrative services contemplated in this Agreement.

     3.04 All requisite corporate proceedings have been taken to authorize it to
enter  into  and  perform  the  administrative   services  contemplated  in  the
Agreement.


Article 4         Representations and Warranties of the Insurance Company

The Insurance Company represents and warrants to the bank that:

     4.01 It is a corporation duly organized and existing in good standing under the laws of the State of California.

         4.02 It is qualified and licensed to carryon its business in those jurisdictions in which it transacts business and is required to be qualified or licensed.

         4.03 It has the power and authority under law and under its charter and by-laws to enter into and perform its obligations under this Agreement.

         4.05 Each registration statement required under the Securities Act of 1933, as amended, or under the securities or "blue sky" laws of any jurisdiction, as to each policy or shares of each Investment Company is, and will, so long during the term hereof as such Policy is, anti shares of such Investment Company are, offered, continue to be, in effect.

         4.06 Each Separate Account and each Investment Company is, and will, so long during the term hereof as such Separate Account is, and shares of such Investment Company are outstanding, continue to be, registered under the Investment Company Act of 1940, as amended, only so long as required by law.

         4.07 It has complied and will continue to be in compliance with all insurance or securities laws applicable to it and the offering, sale and maintenance or Contracts under each Policy to be serviced by the Bank hereunder.

Article 5 Indemnification

         5.01 The Bank shall not be responsible for, and the Insurance Company shall indemnify, and hold the Bank. and its officers, directors, shareholders, employees and agents harmless from and against, any and all losses damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

         (a) The breach of any representation or warranty of the Insurance Company hereunder;

         (b) The default by the Insurance Company in the performance of any covenant or agreement of the Insurance Company hereunder;

         (c) Any action taken in connection with the performance of the obligations of the Bank under this Agreement or requested by the Insurance Company; provided, however, that such action is taken in good faith and without negligence or willful misconduct;

         (d) Reliance upon any information, document, record or data furnished to the Bank in connection with this Agreement reasonably believed to be genuine (whether furnished in writing or by electronic means or in English or machine readable form or otherwise); or provided, however, that such reliance is taken in good faith and without negligence or willful misconduct;
         (e) To the extent permitted by law, the violation of any insurance or securities law, or any rule, regulation, order or decree issued thereunder in connection with the performance of services hereunder.

         5.02 The Insurance Company shall not be held responsible and the Bank shall indemnify and hold the Insurance Company harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by the Bank as a result of the Bank's lack of good faith, negligence or willful misconduct.

         5.03 Any provision of this Agreement to the contrary notwithstanding the Bank shall have no liability arising out of any action or failure to act:

         (a) Based upon any opinion of its counsel, any instruction furnished to it by the Insurance Company or any order or decree of any court, regulatory body or administrative agency;

         (b) Caused by any act of God, strike, equipment or transmission failure, or event beyond its control; or

         (c) In connection with any legal obligation as a result of services provided hereunder to register, qualify or obtain a license to act as an insurance company, broker/dealer or agency thereof.

     5.04   Neither   party  shall  be  liable  to  the  other  for  special  or consequential damages.

         5.05 Upon receiving notice of a claim for which one party (the "Indemnifying Party") may be required to indemnify the other (the "Indemnified Party") " the Indemnified Party shall promptly give notice' thereof to the Indemnifying Party; provided, however, that the obligation of the Indemnifying Party shall not be reduced on account of the failure or delay of the Indemnified Party to give such notice except to the extent that the Indemnifying Party is damaged by such failure or delay. The Indemnifying Party may participate in the defense of such claim and if it elects to so participate the Indemnified Party will not compromise or settle such claim without the prior written consent of the Indemnifying Party.

Article 6 Certain Covenants

         6.01 All information, books, records and data supplied by one party to the other in connection with the negotiation or carrying out of the Agreement are and shall remain the property of the party supplying such information, books records or data and shall be kept confidential by the other party except as may be required by law; provided, however, that the Bank may provide information concerning the account of any contract owner when it is advised by its counsel that it may be held liable for its failure to provide such information.

         6.02 The Insurance Company will provide instructions with respect to any matter concerning this Agreement requested by the Bank. The Bank may rely upon any instruction or information furnished by any person reasonably believed by it to be an officer or agent of the Insurance Company, and shall not be held to have notice of any change or authority of any such person until receipt of written notice thereof from the Insurance Company.

Article 7 Termination

         7.01 This Agreement may be terminated by either party effective at any time after the Initial Term hereof, upon one hundred eighty (180) days written notice to the other party; provided, however tha1t, either party may immediately terminate this Agreement if its continued performance hereunder would violate any law, rule, regulation, order or decree; provided however if the Insurance Company has not arranged for services by a new administrative agent after having made a good faith effort, the Agreement shall be continued for another ninety
(90) days.

         7.02 The Insurance Company shall reimburse the Bank for all reasonable and necessary out-.of-pocket expenses incurred by the Bank in connection with such termination, including, without limitation, the retrieval and movement of documents, records and data, unless this Agreement is terminated by the Insurance Company on account of any material default by the Bank hereunder.

Article 8 Assignment

         8.01 Except as provided in Section 8.03 below, neither this Agreement~ nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

         8.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

         8.03 The Bank may, without further consent on the part of the Insurance Company, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c) (1) of the Securities Exchange Act of 1934 ("Section 17A(c) (1)"), (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c) (1), or (iii) a BFDS affiliate; provided, however, that the Bank shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

Article 9 Miscellaneous

         9.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether written or oral.

         9.02 This Agreement may be executed in any number or counterparts, each of which shall be deemed an original but all of which together shall constitute' one Agreement.

         9.03 This Agreement shall be governed by and construed and interpreted under the laws of the Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, the parties hereto caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

Attest:

INSURANCE COMPANY

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STATE STREET BANK AND TRUST COMPANY

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